Exhibit 99.4

March 9, 2012

Dear Quest Customer,

As a valued customer, I wanted to inform you that today Quest entered into an agreement with Insight Venture Partners to become a privately held company. The details of this announcement can be found in our press release and accompanying Frequently Asked Questions (FAQs). In addition, I would like to share my perspective and explain how this news will benefit you.

This new structure will provide Quest with greater flexibility in executing on our goals to enhance our leadership position in enterprise systems management with a focus on continued innovation and superior service. We will work closely with Insight Venture Partners, an early investor in Quest, who clearly understands and appreciates our business value. Most important, they share our company-wide dedication to Quest’s ongoing success.

From an operations perspective, our business will run as usual. I will continue to be responsible for leading Quest as Chairman and CEO and our existing management team will remain in place.

Quest will continue in much the same way as before, including our unwavering commitment to our customers. Although we will no longer be publicly traded, our goal remains the same—to be a market leader in enterprise systems management with a focus on continued innovation and superior service.

Our confidence in our ability to meet the needs of our customers is as strong as ever and we look forward to enhancing our engagement with you.

We are proud of the company we have built and even more proud of the partnerships we have achieved with you and your organization. Our new structure will bring a new level of engagement for us in the marketplace and we look forward to your continued support.

Thank you for your business.

Vinny Smith

Chairman & CEO

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION.

5 Polaris Way, Aliso Viejo, CA 92656 | T 949.754.8000 | F 949.754.8999 | www.quest.com

The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2011.